Exhibit 23.4

CONSENT

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Maxum Energy Logistics Partners, LP, the undersigned hereby consents to being named and described as a director nominee of Maxum Energy Logistics Partners GP, LLC in the Registration Statement and any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 13th day of June, 2012.

/s/ John A. Shapiro
John A. Shapiro